EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124197 on Form S-8 of our report dated March 30, 2006, relating to the financial statements and financial statement schedule of AtriCure, Inc., appearing in this Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 30, 2006